Exhibit 4.32

CONFORMED COPY

DEBENTURE

DATED 30 SEPTEMBER, 2004

Between

EGGBOROUGH POWER LIMITED

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

EGGBOROUGH POWER (HOLDINGS) LIMITED

and

BARCLAYS BANK PLC

as Security Trustee

THIS DEBENTURE IS ENTERED INTO

SUBJECT TO AND WITH THE BENEFIT OF

THE TERMS OF AN INTERCREDITOR DEED

ORIGINALLY DATED 8TH SEPTEMBER, 2000

AS AMENDED BY AN

AMENDMENT AND RESTATEMENT DEED DATED 30 SEPTEMBER, 2004

ALLEN & OVERY LLP

LONDON

THIS DEBENTURE is dated 30 September, 2004 BETWEEN:

(1)	EGGBOROUGH POWER LIMITED (Registered number 03782700) (the Chargor);

(2)	BRITISH ENERGY POWER AND ENERGY TRADING LIMITED (Registered number SC200887) (BET);

(3)	EGGBOROUGH POWER (HOLDINGS) LIMITED (Registered number SC201083) (EPHL); and

(4)	BARCLAYS BANK PLC (the Security Trustee) as agent and trustee for the Finance Parties (as defined in the Credit Agreement referred to below), BET and EPHL.

WHEREAS:

(A)	The Chargor enters into this Deed in connection with the Credit Agreement, the Capacity and Tolling Agreement, the Second Intercompany Loan Agreement (each as defined in the Credit Agreement as defined below).

(B)	By deed of partial release dated on or about the date of this Deed, the Security Trustee (acting on the instructions of BE) and BE released and discharged the security created by the Chargor under the Existing Debenture in each case for the payment, discharge and performance of the Secured Subordinated Liabilities (as defined in the Existing Debenture).

(C)	It is intended that this Deed takes effect as a deed notwithstanding the fact that a party may only execute this Deed under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Act means the Law of Property Act 1925.

Certificate of Title means any certificate of title in relation to the Mortgaged Property provided by Clifford Chance LLP to the Security Trustee.

Credit Agreement means the credit agreement originally dated 13th July, 2000, as amended and restated on 8th September, 2000, 24th October, 2000, 12th December, 2000, 5th February, 2001 and on or about the date of this Deed, between, among others, the Chargor and the Security Trustee and under which a loan of £150,000,000 is made available to the Chargor.

CTA Bond Account has the meaning given to it in the Accounts Agreement.

CTA Bonds Transfer Form means a transfer form in respect of all the CTA Bonds (executed in blank by or on behalf of the Chargor) in substantially the same form as the transfer attached to the CTA Global Bond Certificate.

CTA Payment Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to BET under the Capacity and Tolling Agreement together with all costs charges and expenses incurred in connection with the protection, preservation or enforcement of its rights under the Capacity and Tolling Agreement except for any obligation which, if it were so included, would result in this Deed constituting unlawful financial assistance under Sections 151 and 152 of the Companies Act 1985.

Discharge Date has the meaning given to it in the Intercreditor Deed.

Fixtures means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery on the Mortgaged Property.

Intellectual Property Rights means all know-how, patents, trade marks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual property monopoly rights and any interests (including by way of licence) in any of them (in each case whether registered or not and including all applications for the same).

Liabilities means the Senior Liabilities, the CTA Payment Liabilities and the Subordinated Liabilities.

Mortgaged Property means all freehold or leasehold property the subject of any security created by this Deed.

Premises means all buildings and erections included in the definition of Security Assets.

Principal Paying Agent has the meaning given to it in the Conditions.

Project Account has the meaning given to it in the Accounts Agreement.

Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed.

Related Rights means any dividend or interest paid or payable in relation to any Share and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

Relevant Agreements means the agreements listed in Schedule 2.

Saint Gobain UK Parent Guarantee means the guarantee dated 23rd October, 1998 granted by Saint-Gobain UK Limited in favour of the Chargor in respect of Saint-Gobain’s obligations under the Saint-Gobain Connection Agreement.

Second Security Assignment means the security assignment between the Chargor as assignor and EPHL as assignee.

Secured Parties means the Finance Parties, BET and EPHL.

Security Account has the meaning given to it in Clause 8 (Security Accounts).

Security Assets means all assets of the Chargor, the subject of any security created by this Deed. It includes the proceeds of sale of any Security Asset.

Security Period means the period beginning on the date of this Deed and ending on the date on which the Security Trustee is satisfied that all the Liabilities have been unconditionally and irrevocably paid and discharged in full.

Senior Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of either Obligor to any Finance Party under each Finance Document together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents or any other document securing any such liability except for any obligation (including, without limitation, any obligation of EPHL under the Share Option Agreement) which, if it were so included, would result in this Deed constituting unlawful financial assistance under Sections 151 and 152 of the Companies Act 1985.

Shares means any stocks, shares, debentures, bonds, warrants, coupons or other securities and investments (other than any deferred shares issued by the Issuer to the Chargor in accordance with the terms of the Share Subscription Agreement) owned (either now or in the future) by the Chargor from time to time.

Subordinated Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to EPHL under the Second Intercompany Loan Agreement together with all costs charges and expenses incurred in connection with the protection, preservation or enforcement of its rights under the Second Intercompany Loan Agreement or any other document securing any such liability except for any obligation which, if it were so included, would result in this Deed constituting unlawful financial assistance under Sections 151 and 152 of the Companies Act 1985.

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement or the Accounts Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Credit Agreement are to be construed as references to this Deed.

(c)	The terms of the other Finance Documents, the Capacity and Tolling Agreement, the Second Intercompany Loan and of any side letters between any Parties in relation to any Finance Document are incorporated in this Deed to the extent required to ensure that any purported disposition of the Mortgaged Property contained in this Deed is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(d)	If the Security Trustee considers that an amount paid by any Obligor to a Finance Party, BET or EPHL under a Finance Document, the Capacity and Tolling Agreement or the Second Intercompany Loan (as the case may be) is capable of being avoided or otherwise set aside on the liquidation or administration of that Obligor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(e)	For the avoidance of doubt, this Deed (or a provision of it) shall not constitute unlawful financial assistance for the purposes of the proviso to the definition of Senior Liabilities, CTA Payment Liabilities and Subordinated Liabilities in Clause 1.1 to the extent that it constitutes financial assistance within the meaning of the Sections cited in it but the provisions of Section 155-158 of the Companies Act 1985 have been complied with in respect of the giving of such financial assistance.

(f)	A person who is not a party to this Deed may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(g)	This Deed is subject to the terms and conditions of the Intercreditor Deed and the security constituted by this Deed is, in each case, subject to the security constituted by the Existing Debenture.

(h)	This Deed is subject to the terms and conditions of the Share Subscription Agreement and the rights and obligations of EPL, EPHL, the Security Trustee and/or any Receiver under this Deed are subject to the rights and obligations of EPL, EPHL, the Security Trustee and/or any Receiver under the Share Subscription Agreement.

(i)	Nothing in this Deed will in any way affect or prejudice the provisions of the Existing Debenture, which shall (subject to the release referred to in Recital (B)) continue in full force and effect. It is intended that the rights of the Security Trustee, the Finance Parties and BET under this Deed shall, so far as it relates to them, be in addition to their rights under the Existing Debenture.

(j)	The provisions of this Deed shall only become effective upon the occurrence of the Restatement Date.

1.3	Certificates

A certificate of the Security Trustee setting forth the amount of any Secured Liability due from the Chargor shall be conclusive evidence of such amount against the Chargor in the absence of manifest error.

2.	FIXED SECURITY

2.1	Creation of first fixed security

The Chargor, as security for the payment of all the Liabilities, charges in favour of the Security Trustee for the benefit of the Secured Parties:

(a)	by way of a first legal mortgage:

(i)	all the property specified in Schedule 1; and

(ii)	all estates or interests in any freehold or leasehold property (except any Security Assets specified in subparagraph (i)) now belonging to it; and

(b)	by way of first fixed charge:

(i)	(to the extent that they are not the subject of a mortgage under paragraph (a)) all present and future estates or interests in any freehold or leasehold property belonging to it;

(ii)	all plant and machinery now or in the future owned by the Chargor and its interest in any plant or machinery in its possession;

(iii)	its interest now or in the future in all the Shares and their Related Rights;

(iv)	all moneys standing to the credit of any account (including the Project Accounts but excluding the Revenue Account and the Asset Option Account) and, to the extent the Chargor has any interest in any credit balance on the Security Accounts with any person and the debts represented by them and all Authorised Investments made from the Project Accounts, Investment Proceeds and Income (all as defined in the Accounts Agreement) arising in respect of such Authorised Investments and all rights to receive the same;

(v)	to the extent not effectively assigned under Clause 2.3(a), all benefits in respect of the Insurances and all claims and returns of premiums in respect of them;

(vi)	all of its rights, title and interest in and to the CTA Bonds;

(vii)	all of the Chargor’s present and future book and other debts, the proceeds of the same and all other moneys due and owing to the Chargor and the benefit of all claims, rights, securities, receivables and guarantees of any nature enjoyed or held by it in relation to any of them;

(viii)	(to the extent that they do not fall within any other subparagraph of this paragraph (b) and are not effectively assigned under Clause 2.3(a)) all of the Chargor’s rights and benefits under the Relevant Agreements, any distributorship or similar agreements entered into by it now, or in the future (including, for the avoidance of doubt, any new agreement which the Chargor may enter into pursuant to the Balancing and Settlement Code) any letters of credit issued in its favour and all bills of exchange and other negotiable instruments held by it;

(ix)	any beneficial interest, claim or entitlement of the Chargor in any pension fund;

(x)	its present and future goodwill;

(xi)	the benefit of all present and future licences, permissions, consents and authorisations (statutory or otherwise) held in connection with its business or the use of any Security Asset specified in any other subparagraph in this Clause and the right to recover and receive all compensation which may be payable to it in respect of them;

(xii)	its present and future uncalled capital; and

(xiii)	its present and future Intellectual Property Rights.

2.2	Charge over Revenue Account and Asset Option Account

(a)	Creation of first fixed security – Revenue Account and Asset Option Account

The Chargor:

(i)	as security for the payment of all CTA Payment Liabilities, charges, by way of first fixed charge, in favour of the Security Trustee for the benefit of BET, all moneys standing to the credit of the Revenue Account and the debts represented by them, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same; and

(ii)	as security for the payment of all Subordinated Liabilities, charges, by way of first fixed charge, in favour of the Security Trustee for the benefit of EPHL, all moneys standing to the credit of the Asset Option Account and the debts represented by them.

(b)	Creation of second fixed security – Revenue Account

The Chargor as security for the payment of the Senior Liabilities, charges, by way of second fixed charge, in favour of the Security Trustee for the benefit of the Finance Parties, all moneys standing to the credit of the Revenue Account and the debts represented by them, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same.

2.3	Assignments

(a)	The Chargor as continuing security for the payment, discharge and performance of the Liabilities, assigns and agrees to assign to the Security Trustee (as agent and trustee) (i) all its right, title and interest (if any) in and to each Relevant Agreement and (ii) all of its present and future rights under and in respect of the Insurances.

(b)	The Chargor, shall promptly give notice of each such assignment of its right, title and interest (if any):

(i)	under and in respect of the Insurances and in the Insurance Proceeds by sending a notice in the form of Part 1 of Schedule 4 (with such amendments as the parties may agree) duly completed to each insurer of the Insurances; and

(ii)	in and to the Relevant Agreements by sending a notice substantially in the form of Part 3 of Schedule 4 (with such amendments as the parties may agree) to each of the other parties to it or if any successor or replacement agreement is entered into after the date of this Deed, promptly after such successor or replacement agreement is entered into, and the Chargor shall use its reasonable endeavours to procure that within 14 days of the date hereof (or, in the case of paragraphs (i) and (ii), if later, the date of entry into such Insurances or Relevant Agreements), each such other party delivers a letter of undertaking to the Security Trustee in the form of Part 2 of Schedule 4 (in the case of Insurances) or in the form of Part 4 of Schedule 4 (in the case of Relevant Agreements), in each case with such amendments as the Security Trustee may agree.

(c)	To the extent that any such right, title and interest described in paragraphs (a) of this Clause 2.3 is not assignable or capable of assignment, the assignment purported to be effected shall operate as:

(i)	in the case of the Insurances, an assignment of any and all proceeds of the Insurances received by each Chargor; and

(ii)	in the case of the Relevant Agreements, an assignment of any and all damages, compensation, remuneration, profit, rent or income which any Chargor may derive from or be awarded or entitled to in respect of such Relevant Agreements, in each case as continuing security for the payment, discharge and performance of the Liabilities.

2.4	Miscellaneous

(a)	A reference in this Deed to a charge or mortgage of any freehold or leasehold property includes:

(i)	all buildings and Fixtures on that property;

(ii)	the proceeds of sale of any part of that property; and

(iii)	the benefit of any covenants for title given or entered into by any predecessor in title of the Chargor in respect of that property or any moneys paid or payable in respect of those covenants.

(b)	The fact that no details of properties or agreements are included in the relevant Schedule does not affect the validity or enforceability of any security created by this Deed.

(c)	Without prejudice to Clause 2.1(b)(vii) (Creation of first fixed security), Clause 2.2(a) (Creation of first fixed security – Revenue Account and Asset Option Account) and Clause 2.2(b) (Creation of second fixed security – Revenue Account) if, pursuant to Clause 8.3 (Withdrawals), or the terms of the Accounts Agreement, the Chargor is entitled to withdraw the proceeds of any book and other debts standing to the credit of a Security Account and, as a result, those proceeds are in any way released from the fixed charges created pursuant to Clause 2.1(b)(vii) (Creation of first fixed security), Clause 2.2(a) (Creation of first fixed security – Revenue Account and Asset Option Account) and Clause 2.2(b) (Creation of second fixed security – Revenue Account) and stand subject to the floating charges created pursuant to Clause 3.1 (Creation of first floating charge), Clause 3.2 (Creation of first floating charge - Revenue Account), Clause 3.3 (Creation of first floating charge – Asset Option Account) and Clause 3.4 (Creation of second floating charge - Revenue Account and Asset Option Account), the release will in no way derogate from the subsistence and continuance of the fixed charges on all other outstanding book and other debts of the Chargor and the proceeds of those debts.

3.	FLOATING CHARGE

3.1	Creation of first floating charge

The Chargor, as security for the payment of all of the Liabilities, charges in favour of the Security Trustee for the benefit of the Secured Parties by way of a first floating charge all its assets (excluding the Revenue Account and the Asset Option Account and the debts represented by them, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same) not otherwise effectively mortgaged or charged by way of the first fixed mortgage or charge by Clause 2.1 (Creation of first fixed security).

3.2	Creation of first floating charge - Revenue Account

The Chargor as security for the payment of all CTA Payment Liabilities, charges, by way of first floating charge, in favour of the Security Trustee for the benefit of BET, all moneys standing to the credit of the Revenue Account and the debts represented by them, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same not otherwise effectively mortgaged or charged by way of the first fixed mortgage or charge by Clause 2.2(a) (Creation of first fixed security – Revenue Account and Asset Option Account).

3.3	Creation of first floating charge – Asset Option Account

The Chargor as security for the payment of all Subordinated Liabilities, charges, by way of first floating charge, in favour of the Security Trustee for the benefit of EPHL, all moneys standing to the credit of the Asset Option Account and the debts represented by them, and all rights to receive the same not otherwise effectively mortgaged or charged by way of the first fixed mortgage or charge by Clause 2.2(a) (Creation of first fixed security – Revenue Account and Asset Option Account).

3.4	Creation of second floating charge - Revenue Account and Asset Option Account

The Chargor as security for the payment of all of the Senior Liabilities, charges, by way of second floating charge, in favour of the Security Trustee for the benefit of the Finance Parties, all the moneys standing to the credit of each of the Revenue Account and the Asset Option Account and the debts represented by them, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same not otherwise effectively mortgaged or charged by way of the second fixed mortgage or charge by Clause 2.2(a) (Creation of second fixed security – Revenue Account).

3.5	Conversion

(a)	The Security Trustee may, by notice to the Chargor, in accordance with the other Finance Documents, convert each floating charge created by this Deed into a fixed charge as regards all or any of the Chargor’s assets specified in the notice if:

(i)	an Event of Default has occurred and is continuing and provided that no Option has been exercised (unless an Option has been exercised and the relevant Obligor has failed to transfer the shares in, or assets of, the Chargor in default of its obligations under that Option); or

(ii)	the Security Trustee reasonably considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process.

(b)	Each floating charge shall, in accordance with the other Finance Documents (in addition to the circumstances in which the same will occur under general law) automatically be converted into a fixed charge over the assets, rights and property of the Chargor in the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up).

(c)	Each floating charge will automatically convert into a fixed charge over all of the Chargor’s assets if an administrator is appointed or the Security Trustee receives notice of an intention to appoint an administrator.

(d)	No floating charge may be converted into a fixed charge solely by reason of:

(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,

under the Insolvency Act 2000.

(e)	Each floating charge granted in favour of the Security Trustee for the Finance Parties is a qualifying floating charge for the purpose of paragraph 13 of Schedule B1 to the Insolvency Act 1986.

4.	COVENANTS FOR TITLE

Each mortgage, charge and assignment created under this Deed is made by the Chargor with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

The Chargor makes the representations and warranties set out in this Clause 5 to each Finance Party.

5.2	Intellectual Property Rights

(a)	The Intellectual Property Rights owned by the Chargor are all of the Intellectual Property Rights required by it in order for it to carry on its business as it is now being conducted and the Chargor does not, in carrying on its business, infringe any Intellectual Property Rights of any third party.

(b)	The Intellectual Property Rights owned by the Chargor are free of any Security Interests (save for any permitted Security Interests) and any other rights or interests (including any licences) in favour of third parties.

(c)	To its knowledge, no Intellectual Property Right owned by the Chargor is being infringed, nor is there any threatened infringement of any Intellectual Property Right.

5.3	CTA Bonds

The Chargor is the legal and beneficial owner of the CTA Bonds free from any Security Interest (save for any Permitted Security Interest created under the Security Documents or in favour of the Account Bank).

5.4	Times for making representations and warranties

The representations and warranties set out in this Clause 5 are made on the date of this Deed.

6.	GENERAL UNDERTAKINGS

6.1	Duration

The undertakings in this Clause 6 remain in force throughout the Security Period.

6.2	Book debts and receipts

The Chargor shall:

(a)	get in and realise the Chargor’s:

(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys; and

(iii)	royalties, fees and income of like nature in relation to any Intellectual Property Right owned by it,

in the ordinary course of its business and hold the proceeds of the getting in and realisation until payment into a Project Account, the Revenue Account or the Asset Option Account in accordance with the Accounts Agreement or, while an Event of Default is continuing, into a Security Account in accordance with (b) upon trust for the Security Trustee; and

(b)	save to the extent that the Security Trustee otherwise agrees, or to the extent paid into the Project Accounts, the Revenue Account or the Asset Option Account in accordance with the Accounts Agreement, while an Event of Default is continuing, pay the proceeds of getting in and realisation into a Security Account.

6.3	Deposit of Shares

The Chargor shall:

(a)	deposit with the Security Trustee, or as the Security Trustee may direct, all certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights; and

(b)	execute and deliver to the Security Trustee all share transfers and other documents which may be requested by the Security Trustee in order to enable the Security Trustee or its nominees to be registered as the owner or otherwise obtain a legal title to the Shares and their Related Rights.

6.4	Deposit of CTA Bonds

The Chargor shall deposit with the Security Trustee, or as the Security Trustee may direct, the CTA Global Bond Certificate together with a CTA Bonds Transfer Form.

6.5	Intellectual Property Rights

The Chargor shall:

(a)	make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its Intellectual Property Rights in force;

(b)	if requested to do so by the Security Trustee, make entries in any public register of its Intellectual Property Rights which either record the existence of this Deed or the restrictions on disposal effected by this Deed;

(c)	take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights and (without prejudice to paragraph (a)) take all other steps which are reasonably practicable to maintain and preserve its interests in them; and

(d)	not, without the prior consent of the Security Trustee:

(i)	sell, transfer, license or otherwise dispose of all or any part of those Intellectual Property Rights; or

(ii)	permit any Intellectual Property Right which is registered to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use or otherwise.

7.	PROPERTY UNDERTAKINGS

7.1	Duration

The undertakings in this Clause 7 remain in force throughout the Security Period.

7.2	Repair

The Chargor shall keep:

(a)	the Premises in good and substantial repair and condition; and

(b)	the Fixtures and all plant, machinery, implements and other effects owned by it and which are in or upon the Premises or elsewhere in a good state of repair and in good working order and condition.

7.3	Insurance

The Chargor shall insure the Premises and all its other assets of an insurable nature in the Premises to the extent required under the Credit Agreement.

7.4	Compliance with leases

The Chargor shall:

(a)	perform all material terms on its part contained in any lease or leases comprised within the Mortgaged Property; and

(b)	not do (to the extent reasonably possible) permit to be done any act as a result of which any such lease or leases would be reasonably likely to become liable to forfeiture or otherwise be determined.

7.5	Acquisitions and legal mortgage

(a)	The Chargor shall:

(i)	notify the Security Trustee promptly upon the acquisition by the Chargor of any freehold or leasehold property; and

(ii)	on demand made to the Chargor by the Security Trustee and at the cost of the Chargor, execute and deliver to the Security Trustee a legal mortgage in favour of the Security Trustee of any freehold or leasehold property which becomes vested in it after the date of this Deed in any form which the Security Trustee may reasonably require.

(b)	In the case of any leasehold property in relation to which the consent of the landlord in whom the reversion of that lease is vested is required in order for the Chargor to perform any of its obligation under subparagraph (a)(ii), the Chargor shall not be required to perform that obligation unless and until it has obtained the landlord’s consent (which it shall use its reasonable endeavours to obtain).

7.6	Notices

The Chargor shall, within 14 days after the receipt by the Chargor of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Security Assets (or any part of them):

(a)	give notice to the Security Trustee within seven days after receipt of such application, requirement, order or notice;

(b)	deliver a copy to the Security Trustee; and

(c)	inform the Security Trustee of the steps taken or proposed to be taken to comply with the relevant requirement.

7.7	Leases

The Chargor shall not, without the prior consent of the Security Trustee, grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy of the Mortgaged Property or any part of it or accept a surrender of any lease or tenancy or (except where necessary for the operation and maintenance of the Plant) confer upon any person any contractual licence or right to occupy the Mortgaged Property.

7.8	H.M. Land Registry

The Chargor shall in respect of any freehold or leasehold property which is acquired after the date of this Deed by the Chargor, the title to which is registered at H.M. Land Registry or the title to which is required to be so registered, give H.M. Land Registry written notice of this Deed and procure that notice of this Deed is duly noted in the Register to each such title.

7.9	Deposit of title deeds

The Chargor shall deposit with the Security Trustee all deeds and documents of title relating to the Mortgaged Property and all Local Land Charges, Land Charges and Land Registry Search Certificates and similar documents received by or on behalf of the Chargor. The Security Trustee is entitled to hold the above deeds and documents during the Security Period.

7.10	Power to remedy

In case of default by the Chargor in performing any material term affecting the Mortgaged Property and the Chargor failing to remedy such default upon request by the Security Trustee so to do within the time period stated by the Security Trustee, the Chargor shall permit the Security Trustee or its agents and contractors:

(a)	to enter on the Mortgaged Property;

(b)	to comply with or object to any notice served on the Chargor in respect of the Mortgaged Property; and

(c)	to take any action as the Security Trustee may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

8.	SECURITY ACCOUNTS

8.1	Accounts

(a)	The Security Trustee may open a an account (the Security Account) at any time after an Event of Default has occurred and is continuing and the Chargor shall do all such acts and things as the Security Trustee may request in connection with opening the same.

(b)	All Security Accounts must be maintained at a branch of the Account Bank.

8.2	Interest

The Security Accounts shall bear interest at the rate reasonably determined by the Security Trustee.

8.3	Withdrawals

(a)	Except with the prior consent of the Security Trustee, the Chargor shall not withdraw any moneys standing to the credit of a Security Account.

(b)	The Security Trustee (or a Receiver) may (subject to the payment of any claims having priority to this security) withdraw amounts standing to the credit of a Security Account to meet an amount due and payable under the Intercreditor Deed when it is due and payable.

8.4	Notice

(a)	The Chargor shall promptly give notice to the Account Bank (and promptly on any change in the identity of the Account Bank, give notice to the new Account Bank) of this Deed in the form of Schedule 3Part 1 and use reasonable endeavours to procure, to the extent that such notice is not acknowledged in the Account Agreement or in any agreement replacing such Accounts Agreement, that the Account Bank acknowledges such notice in accordance with Schedule 3Part 2.

(b)	As soon as reasonably practicable after receipt by it of such acknowledgement, the Security Trustee will deliver a letter substantially in the form set out in Schedule 3Part 3. The Security Trustee:

(i)	may only withdraw the consents in such letter (to the extent they apply to the Project Accounts and the Revenue Account) while an Event of Default is continuing; and

(ii)	shall not withdraw the consents in such letter to the extent they apply to the Asset Option Account.

(c)	For the avoidance of doubt, the notice under paragraph (a) above will include notice to the Account Bank (or new Account Bank as the case may be) in respect of the security granted in favour of EPHL over the Asset Option Account and BET over the Revenue Account.

9.	RELEVANT AGREEMENTS

Prior to the occurrence of an Event of Default, which is continuing:

(a)	the Security Trustee shall permit the Chargor to exercise the rights of the Chargor under any Relevant Agreement (including the right to receive money); and

(b)	the Chargor shall be entitled to instruct the counterparties to the Relevant Agreements to make payments due under any of them directly:

(i)	into a Project Account in accordance with the terms of the Accounts Agreement; or

(ii)	to BET in accordance with the terms of the Capacity and Tolling Agreement.

(c)	any payments received by the Security Trustee under or in respect of such Relevant Agreements by virtue of this Deed shall be paid by the Security Trustee to the Revenue Account in accordance with the terms of the Accounts Agreement save to the extent required by the terms of the Intercreditor Agreement to be applied against any of the Liabilities or otherwise.

10.	CTA BONDS

10.1	CTA Bonds

From the date of this Deed, the Security Trustee may exercise (in the name of the Chargor or otherwise and without any further consent or authority on the part of the Chargor) any and all rights and powers of the Chargor under the CTA Bonds, provided that all payments received by the Security Trustee or the Chargor under or in respect of the CTA Bonds shall be paid by the Security Trustee or the Chargor, as the case may be, into the CTA Bond Account in accordance with the terms of the Accounts Agreement, save to the extent otherwise required by the terms of the Intercreditor Agreement.

10.2	Notice

The Chargor shall promptly give notice to the Principal Paying Agent (and promptly on any change in the identity of the Principal Paying Agent, give notice to the new Principal Paying Agent) of this Deed in the form of Schedule 5 Part 1 and use reasonable endeavours to procure that the Principal Paying Agent acknowledges such notice in accordance with Schedule 5 Part 2.

11.	WHEN SECURITY BECOMES ENFORCEABLE

The security constituted by this Deed shall become immediately enforceable upon the occurrence and continuance of an Event of Default and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Deed, shall be immediately exercisable upon and at any time after the occurrence and continuance of any Event of Default. After the security constituted by this Deed has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of the security in any manner it sees fit or as the Majority Banks direct.

12.	ENFORCEMENT OF SECURITY

12.1	General

For the purposes of all statutory powers of sale under Sections 101 and 103 of the Act (restricting the power of sale), the Liabilities are deemed to have become due and payable on the date of this Deed and Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Deed. The statutory powers of leasing conferred on the Security Trustee are extended so as to authorise the Security Trustee to lease, make agreements for leases, accept surrenders of leases and grant options as the Security Trustee may think fit and without the need to comply with any provision of section 99 or 100 of the Act.

12.2	Shares

After the security constituted by this Deed has become enforceable, the Security Trustee may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the person or persons in whose name any Share and its Related Rights are registered or who is the holder of any of them or otherwise (including all the powers given to trustees by Section 10(3) and (4) of the Trustee Act, 1925 as amended by Section 9 of the Trustee Investment Act, 1961 in respect of securities or property subject to a trust). Until that time, the voting rights, powers and other rights in respect of the Shares shall (if exercisable by the Security Trustee) be exercised in any manner which the Chargor may direct in writing.

12.3	Contingencies

If the Security Trustee enforces the security constituted by this Deed at a time when no amounts are due under the Finance Documents, the Capacity and Tolling Agreement or the Second Intercompany Loan but at a time when amounts may or will become so due, the Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a Security Account.

12.4	No liability as mortgagee in possession

Neither the Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

12.5	Agent of the Chargor

Each Receiver is deemed to be the agent of the Chargor for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Finance Parties, BET and EPHL shall not incur any liability (either to the Chargor or to any other person) by reason of the Security Trustee making his appointment as a Receiver or for any other reason.

12.6	Privileges

Each Receiver and the Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that Section 103 of the Act does not apply.

12.7	Protection of third parties

No person (including a purchaser) dealing with the Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Liabilities have become payable;

(b)	whether any power which the Security Trustee or the Receiver is purporting to exercise has become exercisable;

(c)	whether any money remains due under the Finance Documents, the Capacity and Tolling Agreement or the Second Intercompany Loan Agreement; or

(d)	how any money paid to the Security Trustee or to the Receiver is to be applied.

12.8	Redemption of prior Mortgages

At any time after the security constituted by this Deed has become enforceable, the Security Trustee may do one or more of the following:

(a)	redeem any prior Security Interest against any Security Asset (other than any Security Interest created under the Second Security Assignment);

(b)	procure the transfer of that Security Interest to itself (other than any Security Interest created under the Second Security Assignment); or

(c)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (other than the accounts of EPHL); any accounts so settled and passed shall be conclusive and binding on the Chargor.

All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption or transfer shall be paid by the Chargor to the Security Trustee on demand.

13.	RECEIVER

13.1	Appointment of Receiver

(a)	Except as provided below, at any time after the security constituted by this Deed becomes enforceable or, if the Chargor so requests the Security Trustee in writing, at any time, the Security Trustee may without further notice appoint by deed, under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets, provided that the Security Trustee may not appoint an administrative receiver (as defined in Section 29(2) of the Insolvency Act 1986) over the Security Assets if the Security Trustee is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

(b)	Section 109(1) of the Act shall not apply to this Deed and the Security Trustee may fix the remuneration of any Receiver appointed by it.

(c)	The Security Trustee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

13.2	Removal

The Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

13.3	Remuneration

The Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(b) of the Act shall not apply.

13.4	Relationship with Security Trustee

To the fullest extent permitted by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Deed becomes enforceable be exercised by the Security Trustee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

14.	POWERS OF RECEIVER

14.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 13 in addition to those conferred on it by any law; this includes:

(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; or

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

14.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Assets.

14.3	Carry on business

A Receiver may carry on the business of the Chargor as he thinks fit.

14.4	Protection of assets

A Receiver may:

(a)	make and effect all repairs and insurances and do all other acts which the Chargor might do in the ordinary conduct of its business as well for the protection as for the improvement of the Security Assets;

(b)	commence or complete any building operations on the Mortgaged Property; and

(c)	apply for and maintain any planning permission, building regulation approval or any other permission, consent or licence,

in each case as he may think fit.

14.5	Employees

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Chargor.

14.6	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Deed or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

14.7	Sale of assets

A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit. Fixtures, other than landlords fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

14.8	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks proper and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

14.9	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

14.10	Legal Actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

14.11	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

14.12	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

14.13	Delegation

A Receiver may delegate his powers in accordance with Clause 16 (Delegation).

14.14	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the it,

and may use the name of the Chargor for any of the above purposes.

14.15	Limitation on sale of CTA Bonds

(a)	Notwithstanding:

(i)	any power of sale conferred on the Security Trustee or any Receiver by law or under this Deed; or

(ii)	any other provision of this Deed,

neither the Security Trustee nor any Receiver shall sell or otherwise dispose, or enforce all or any of its rights hereunder (including under Clause 17.2) against, all or any of the CTA Bonds prior to the Determination Date.

(b)	On and from the Determination Date, the Security Trustee and any Receiver shall not sell or otherwise dispose of the CTA Bonds otherwise than in accordance with the Share Subscription Agreement.

15.	APPLICATION OF PROCEEDS

15.1	Application of Proceeds

Any moneys received by the Security Trustee or any Receiver after an Enforcement Event shall be applied in the order of priority set out in the Intercreditor Deed (but without prejudice to the right of any Finance Party, BET or EPHL to recover any shortfall from the Chargor)

15.2	Good Discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under Clause 14 shall be a good discharge of the Security Trustee.

16.	DELEGATION

The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Deed. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Security Trustee or such Receiver (as the case may be) may think fit. Neither the Security Trustee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate unless caused by the gross negligence or wilful default of the Security Trustee or, as the case may be, the Receiver.

17.	FURTHER ASSURANCES

17.1	General

Subject always to Clause 14.15, the Chargor shall, at its own expense, take whatever action the Security Trustee or a Receiver may reasonably require for any of the following:

(a)	perfecting or protecting the security intended to be created by this Deed over any Security Asset;

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable, by the Security Trustee or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset, after such time as the Security Interest constituted by this Deed shall have become enforceable; or

(c)	subject to the terms of this Deed, exercising any and all rights, powers or discretions which may be exercised by the Chargor under the CTA Bonds,

including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

17.2	Legal Charge

Subject always to Clause 14.15, without prejudice to the generality of Clause 17.1, the Chargor will promptly at the request of the Security Trustee (acting reasonably) execute a legal mortgage, charge or assignment over all or any of the Security Assets subject to or intended to be subject to any fixed security created in favour of the Security Trustee (as agent and trustee as) in such form as the Security Trustee may require.

18.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Trustee, each Receiver and any of their delegates or sub-delegates to be its attorney to, at any time while an Event of Default has occurred and is continuing, take any action which the Chargor is obliged to take under this Deed, including under Clause 17 (Further Assurances). The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

19.	MISCELLANEOUS

19.1	Covenant to pay

The Chargor shall pay or discharge the Senior Liabilities, the CTA Payment Liabilities and the Subordinated Liabilities in the manner provided for in the Finance Documents, the Capacity and Tolling Agreement and the Second Intercompany Loan Agreement.

19.2	Continuing security

The security constituted by this Deed is continuing and will extend to the ultimate balance of all the Senior Liabilities, the CTA Payment Liabilities and Subordinated Liabilities, regardless of any intermediate payment or discharge in whole or in part.

19.3	Additional security

(a)	The security constituted by this Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party for any Senior Liabilities, BET for any CTA Payment Liabilities or EPHL for any Subordinated Liabilities.

(b)	No Power and nothing in this Deed or any collateral security merges in, or in any other way prejudicially affects or is prejudicially affected by:

(i)	any other Security Interest; or

(ii)	any judgment, right or remedy against any person,

which any Finance Party, BET or EPHL or any person claiming on behalf of, or through, any Finance Party, BET or EPHL may have at any time.

Power means a power, right, authority, discretion or remedy which is conferred on the Security Trustee or a Receiver or an attorney:

(a)	by this Deed or any collateral security; or

(b)	by law in relation to this Deed or any collateral security.

19.4	Tacking

(a)	Each Bank shall perform its obligations under the Credit Agreement (including any obligation to make available further advances).

(b)	BET shall perform its obligations under the Capacity and Tolling Agreement (including any obligation to make available further advances).

(c)	EPHL shall perform its obligations under the Second Intercompany Loan Agreement (including any obligation to make available further advances).

19.5	New Accounts

If a Finance Party, BET or EPHL receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset, the Finance Party, BET or EPHL, as the case may be, may open a new account with the Chargor. If the Finance Party BET or EPHL, as the case may be, does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Finance Party, BET or EPHL, as the case may be, will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Deed is security.

19.6	Time deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Finance Party at a time within the Security Period when:

(a)	this security has become enforceable; and

(b)	no amount of the Liabilities is due and payable,

that time deposit shall automatically be renewed for any further maturity which that Finance Party considers appropriate.

19.7	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group contained in any other Security Document.

19.8	H.M. Land Registry

The Chargor applies to the Chief Land Registrar for a restriction in the following terms to be entered on the Register of Title relating to any Mortgaged Property registered at H.M. Land Registry and against which this Deed may be noted:

“Except under an order of the Registrar, no disposition or dealing by the proprietor of the land is to registered without the consent of the proprietor for the time being of the Debenture dated September, 2004 between Eggborough Power Limited, Eggborough Power (Holdings) Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC”.

20.	RELEASE

(a)	Upon the expiry of the Security Period (but not otherwise), the Finance Parties, BET or EPHL, as the case may be, shall, at the request and cost of the Chargor, take whatever action is necessary to release the Security Assets from the security constituted by this Deed.

(b)	Subject to the terms of the Intercreditor Agreement and to subparagraph (a) above, the Security Trustee shall not release the security constituted by this Deed in favour of EPHL and BET without the prior written consent of EPHL and BET.

21.	GOVERNING LAW

This Deed is governed by English law.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

REAL PROPERTY

The freehold land and buildings known as Eggborough Power Station, Eggborough, Goole, North Yorkshire, comprised in a transfer dated 20th February, 2000 made between (1) National Power Plc and (2) the Chargor (then known as Boron Limited), the title to which is in course of registration at H M Land Registry with Title Number NYK 233369.

The freehold land comprising Gale Common, North Yorkshire, comprised in a transfer dated 3rd March, 2000 made between (1) National Power Plc and (2) the Chargor (then known as Boron Limited), the title to which is in course of registration at H M Land Registry with Title Numbers NYK 234230 and NYK 67029.

SCHEDULE 2

RELEVANT AGREEMENTS

1.	the Capacity and Tolling Agreement;

2.	the Bilateral Connection and Use of System Agreement dated 13 March 2003 between the Chargor and the National Grid Company plc;

3.	the licence dated 10th August, 2000 to use and ash pipeline at Whitby granted to the Obligor by British Waterways Board;

4.	the private railways sidings agreement novated to the Chargor by Railtrack plc and National Power by a novation contract dated 10th February, 2000;

5.	the lease dated 27th May, 2002 of an easement to use two water pipes below the railway at Knottingly between Railtrack plc and the Chargor;

6.	the Station Contracts;

7.	the agreement dated 15th November, 1999 between National Power Plc and the Chargor for the sale of the business relating to the Eggborough Power Station by National Power Plc to the Chargor; and

8.	the Saint Gobain UK Parent Guarantee,

(in each case including any supplements, amendments or replacements).

SCHEDULE 3

FORM OF LETTERS TO THE ACCOUNT BANK

PART 1

FORM OF NOTICE TO THE ACCOUNT BANK

[On the letterhead of the Chargor]

To:	[Account Bank]

[DATE]

Dear Sirs,

Debenture (Debenture) dated          September, 2004 between Eggborough Power Limited, Eggborough Power (Holdings) Limited British Energy Power and Energy Trading Limited and Barclays Bank PLC

This letter constitutes notice to you that, by the Debenture (a copy of which is attached), we have charged:

(a)	to Barclays Bank PLC (the Security Trustee) for the benefit of the Secured Parties, all moneys standing to the credit of any account maintained by us with you (other than the Revenue Account and the Asset Option Account) and the debts represented by them;

(b)	to the Security Trustee for the benefit of BET and (by way of second fixed charge) to the Security Trustee for the benefit of the Finance Parties all moneys standing to the credit of the Revenue Account; and

(c)	to the Security Trustee for the benefit of EPHL, all moneys standing to the credit of the Asset Option Account,

(together, the Accounts).

We irrevocably instruct and authorise you to:

1.	(a) disclose to the Security Trustee on request to you by the Security Trustee any information relating to any Account maintained with you; and

(b)	comply with the terms of any written notice or instructions relating to the Debenture or moneys standing to the credit of any Accounts maintained with you and the debts represented by them, received by you from the Security Trustee, without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure or, as the case may be, validity of the notice or instructions;

2.	hold all sums from time to time standing to the credit of any Account maintained with you to the order of the Security Trustee; and

3.	pay or release all or any part of the moneys standing to the credit of the Accounts maintained with you in accordance with the written instructions of the Security Trustee.

We are not permitted to withdraw any amount from any of the Accounts maintained with you without the prior written consent of the Security Trustee.

The instructions in this letter may not be revoked or amended without the prior written consent of the Security Trustee.

This letter is governed by English law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Security Trustee with a copy to ourselves.

Yours faithfully,

(Authorised Signatory)
Eggborough Power Limited

PART 2

FORM OF ACKNOWLEDGEMENT OF THE ACCOUNT BANK

[On the letterhead of the Account Bank]

To:	Barclays Bank PLC as Security Trustee for the Finance Parties (as defined in the Debenture), Eggborough Power (Holdings) Limited and British Energy Power and Energy Trading Limited

[DATE]

Dear Sirs,

Debenture (Debenture) dated [        ] between Eggborough Power Limited, Eggborough Power (Holdings) Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC

We confirm receipt from Eggborough Power Limited (the Company) of a notice dated [            ] of certain charges upon the terms of the Debenture over all moneys standing to the credit of any of the Company’s accounts with us (including the Revenue Account and the Asset Option Account) (the Accounts) and the debts represented by them.

We confirm that we:

1.	accept the instructions contained in the notice and undertake to comply with the notice;

2.	have not received notice of the interest of any third party in any of the Accounts maintained with us (save for those created by or pursuant to a Debenture dated 8th September, 2000 made by the Chargor in favour of, amongst others, the Security Trustee) and a security assignment dated on or about the date of the Debenture given by the Chargor in favour of Eggborough Power (Holdings) Limited;

3.	have neither claimed or exercised nor will claim or exercise any security interest, set-off, counter-claim or other right in respect of any of the Accounts maintained with us, the moneys in those Accounts or the debts represented by them; and

4.	shall not permit any amount to be withdrawn from any of the Accounts maintained with us without your prior written consent.

The Accounts maintained with us are:

[Specify accounts and account numbers]

This letter is governed by English law.

Yours faithfully,

(Authorised signatory)

[Account Bank]

PART 3

FORM OF LETTER FROM THE SECURITY TRUSTEE TO THE ACCOUNT BANK

[On the letterhead of the Security Trustee]

To:	[Account Bank]

[DATE]

Dear Sirs,

We refer to:

1.	the Debenture dated [ ] (the Debenture) between Eggborough Power Limited (the Company), Eggborough Power (Holdings) Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC; and

2.	the notice to you dated [ ] from the Company concerning the accounts of the Company with you (the Accounts); and

3.	the acknowledgement dated [ ] issued by you to [ ] in response to the notice.

We confirm that we consent to the following transactions in relation to the Accounts:

(a)	you may collect and pay to the credit of any Account, the proceeds of credits for the account of the Chargor;

(b)	you may make payments to third parties or to other Accounts in the name of the Chargor on the instructions of the Chargor and debit the amounts involved to any Account;

(c)	you may debit to any Account (other than the Asset Option Account) amounts due to you (in your capacity as Account Bank) by the Chargor; and

(d)	in order to enable you to make available net overdraft facilities on the Accounts only, you may set-off debit balances on any of the Accounts (other than the CTA Bond Account and the Asset Option Account) against credit balances on any of the Accounts (other than the CTA Bond Account and the Asset Option Account);

(e)	you may make such withdrawals and transfers on behalf of the Chargor as permitted by the Accounts Agreement.

The consents in this letter will remain in effect until you receive notice from us withdrawing any or all of them. In this event they shall be withdrawn to the extent stated in the notice.

This letter is governed by English law.

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.

Yours faithfully,

(Authorised signatory)
Barclays Bank PLC

Receipt acknowledged

(Authorised signatory)
[Account Bank]

SCHEDULE 4

FORMS OF NOTICE OF ASSIGNMENT

Part 1

FORM OF NOTICE OF ASSIGNMENT TO INSURER(S)

[Note: A separate notice of assignment must be sent to, and acknowledged by, each Insurer where there is more than one.]

To:	[Name and address of Insurer] [Date: , ]

Dear Sirs,

Notice of Assignment and Instructions Re: Insurance Policy [                        ] (the Insurance)

Eggborough Power Limited (the Assignor) HEREBY GIVES NOTICE (this Notice) that by a debenture (the Debenture) originally dated [            ], 2004, between Eggborough Power Limited, Eggborough Power (Holdings) Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC as security trustee (the Security Trustee), a copy of which is attached hereto, the Assignor has assigned by way of security to the Security Trustee all of the Assignor’s present and future rights under and in respect of the Assigned Insurances and its present and future rights, title and interest in the Insurance Proceeds (but not, for the avoidance of doubt, in the contracts comprising the Assigned Insurances themselves) (the Assigned Property). The assignments under the Debenture extend to (but are not limited to) the Assignor’s rights under the above policy issued by you.

Capitalised terms shall bear the same meaning in this Notice as in the Debenture.

Please note that:

1.	only the Security Trustee may agree to waive any right vested in the Assignor under the Insurance;

2.	the terms and conditions of the Insurance may not be amended in any manner without the prior agreement of the Security Trustee;

3.	you are authorised to disclose to the Security Trustee on request any information relating to the Assigned Property or any claim under it to which the Assignor is entitled as an insured party;

4.	the Security Trustee (or any person appointed by the Security Trustee as its agent or delegate) has been irrevocably appointed by the Assignor as its attorney to do all things which the Assignor could do in relation to the Assigned Insurances upon the occurrence and continuance of an Event of Default, and you are requested to follow any instruction properly given to you by such attorney at such time. In the event of a conflict in your instructions, those given by the Security Trustee (or any other attorney appointed by us under the Debenture) shall prevail;

5.	any notice given by you under or in respect of the Insurance should be sent to the Security Trustee at the address given below (or to such other address as the Security Trustee may notify to you from time to time) with a copy to the Assignor;

6.	the Security Trustee has assumed no obligation to you under or in respect of the Insurance and the Assignor continues to be responsible to you for the performance of its obligations under the Insurance; and

7.	these instructions may not be varied, except with the written consent of the Security Trustee.

Please acknowledge receipt of this Notice and the Debenture by (i) countersigning and returning to the Security Trustee a copy of this Notice and sending a duplicate of your acknowledgement to us at [Address], (ii) endorsing a copy of this notice of assignment on the above referred to policy issued by you, and (iii) confirming that you have not received notice of any other assignment of any interest in the Insurances (save for those received pursuant to a Debenture dated 8th September, 2000 made by the Chargor in favour of, amongst others, the Security Trustee).

This Notice is governed by English law.

Eggborough Power Limited

c.c. Barclays Bank PLC

PART 2

FORM OF ACKNOWLEDGEMENT FROM INSURER

To:	Barclays Bank PLC as Security Trustee for the Finance Parties (as defined in the Debenture dated [ ], 2004 (the Debenture) granted to it by the company named as chargor in the Debenture), Eggborough Power (Holdings) Limited and British Energy Power and Trading Limited.

Dear Sirs,

Re: Insurance Policy No: [            ] (the Policy) and notice of assignment dated [            ] (the Notice)

We acknowledge receipt of the attached Notice and, insofar as may be required, we consent to the assignment to which the Notice refers. We agree to follow the instructions to us contained in that notice and confirm that we have endorsed a copy of the Notice on the Policy.

We confirm that (i) the policy to which this notice refers is in full force and effect, (ii) that we are not aware of breach by the Assignor of the Policy or of any duty owed to us in relation to it, (iii) that we have not received any other notice of assignment relating to the Policy (save for those received pursuant to Debenture dated 8th September, 2000 made by the Chargor in favour of, amongst others, the Security Trustee) and (iv) we will make payments due under or in respect of the Policy as provided in it.

For and on behalf of [the Insurer]	Date: , [2004]

PART 3

FORM OF NOTICE OF ASSIGNMENT IN RESPECT OF RELEVANT AGREEMENTS

To:	[Relevant party]

[Date]

Dear Sirs,

We notify you that, by a [first priority] Debenture dated [            ], 2004 (the Debenture), made by, Eggborough Power Limited (the Chargor) in favour of Eggborough Power (Holdings) Limited (EPHL), British Energy Power and Energy Trading Limited (BET) and Barclays Bank PLC as agent and trustee for the Finance Parties referred to in the Debenture, BET and EPHL (the Security Trustee) there has been assigned by the Chargor to the Security Trustee [as first and subsequent priority mortgagee and assignee] all the Chargor’s rights, title and interest in and to [insert details of Relevant Agreement] (the Agreement), and to the extent (if any) not effectively so assigned, there has been granted to the Security Trustee (as agent and trustee) charges over all of the Chargor’s rights and benefits under the Agreement.

On behalf of the Chargor, we irrevocably instruct and authorise you:

1.	to disclose to the Security Trustee with a copy to the Chargor and without any further authority from the Chargor and without any enquiry by you as to the justification for such disclosure, such information relating to the Agreement as the Security Trustee may at any time and from time to time reasonably request; and

2.	to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to the Chargor from time to time under the Agreement or the debts concerning them which you receive at any time from the Security Trustee without any reference to or further authority from the Chargor and without any enquiry by you as to the justification for or validity of such notice or instruction.

Notwithstanding the assignment referred to above or the making of any payment by you to the Security Trustee pursuant to it, the Chargor shall remain liable under the Agreement to perform all the obligations assumed by it under the Agreement and neither the Security Trustee nor any receiver nor any delegate appointed by it shall be at any time under any obligation or liability to you under or in respect of the Agreement.

Please also acknowledge receipt of this letter and confirm that you will comply with the other provisions of this letter by signing the acknowledgement attached to this Notice of Assignment and returning the duplicate copy to [insert name and address of Security Trustee], giving to the Security Trustee for the Finance Parties, BET and EPHL the further undertakings set out in it.

Please note that these instructions are not to be revoked or amended without the prior written consent of the Security Trustee.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

For and on behalf of
Eggborough Power Limited Enc.

c.c. Barclays Bank PLC

PART 4

FORM OF ACKNOWLEDGEMENT OF [RELEVANT PARTY]

To:	Barclays Bank PLC as Security Trustee for the Finance Parties (as defined in the Debenture dated [ ], 2004 granted to it by the Chargor (the Debenture)), Eggborough Power Holdings) Limited and and British Energy Power and Trading Limited.

Dear Sirs,

We confirm receipt from Eggborough Power Limited (the Chargor) of a notice dated [                ] (the Notice) of a charge or assignment upon the terms of the Debenture over all of the Chargor’s rights, title and interest in and to [insert details of Relevant Agreement] (the Agreement).

We confirm that:

1.	we accept the instructions and authorisations contained in the Notice and we undertake to act in accordance with and comply with the terms of the Notice;

2.	we have not received notice of the interest of any third party in or to the Agreement (save for those received pursuant to a Debenture dated 8th September, 2000 made by the Chargor in favour of, amongst others, the Security Trustee); and

3.	we shall not permit any sums to be paid to the Chargor or any other persons under or pursuant to the Agreement without your prior written consent save in accordance with the Notice, and in particular with paragraph (b) of the Notice.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

On behalf of
[Relevant party]

c.c. [Eggborough Power Limited]

SCHEDULE 5

FORMS OF LETTERS TO THE PRINCIPAL PAYING AGENT

PART 1

FORM OF NOTICE TO PRINCIPAL PAYING AGENT

[On the letterhead of the Chargor]

To:    [Principal Paying Agent]

[DATE]

Dear Sirs,

Debenture (Debenture) dated [            ] between Eggborough Power Limited, Eggborough Power (Holdings) Limited British Energy Power and Energy Trading Limited and Barclays Bank PLC

This letter constitutes notice to you that, by the Debenture (a copy of which is attached), we have charged to Barclays Bank PLC (the Security Trustee) for the benefit of the Secured Parties, by way of first fixed charge, all of our rights, title and interest in and to the CTA Bonds.

We irrevocably instruct and authorise you to:

(a)	pay all moneys due to us in relation to the CTA Bonds into the following account:

[Specify details of CTA Bond Account]

(the CTA Bond Account);

(b)	disclose to the Security Trustee on request to you by the Security Trustee any information relating to the CTA Bonds; and

(c)	comply with the terms of any written notice or instructions relating to the Debenture or the CTA Bonds, received by you from the Security Trustee,

without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure or, as the case may be, validity of the notice or instructions.

The instructions in this letter may not be revoked or amended without the prior written consent of the Security Trustee.

This letter is governed by English law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Security Trustee with a copy to ourselves.

Yours faithfully,

(Authorised Signatory)

Eggborough Power Limited

PART 2

FORM OF ACKNOWLEDGEMENT OF THE PRINCIPAL PAYING AGENT

[On the letterhead of the Account Bank]

To:	Barclays Bank PLC as Security Trustee for the Finance Parties (as defined in the Debenture), Eggborough Power (Holdings) Limited and British Energy Power and Energy Trading Limited

[DATE]

Dear Sirs,

Debenture (Debenture) dated [            ] between Eggborough Power Limited, Eggborough Power (Holdings) Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC

We confirm receipt from Eggborough Power Limited (the Company) of a notice dated [            ] of certain charges upon the terms of the Debenture over the CTA Bonds.

We confirm that we accept the instructions contained in the notice and undertake to comply with the notice.

This letter is governed by English law.

Yours faithfully,

(Authorised signatory)

[Principal Paying Agent]

SIGNATORIES

Chargor

EXECUTED as a DEED by	)
EGGBOROUGH POWER LIMITED	)
acting by	)
and	)

Director	Neil O’Hara

Director/Secretary	Robert Armour

BET

EXECUTED as a DEED by	)
BRITISH ENERGY POWER AND	)
ENERGY TRADING LIMITED	)
acting by	)
and	)

Director	Neil O’Hara

Director/Secretary	Robert Armour

EPHL

EXECUTED as a DEED by	)
EGGBOROUGH POWER	)
(HOLDINGS) LIMITED	)
acting by	)
and	)

Director	Neil O’Hara

Director/Secretary	Robert Armour

Signed by:	Simon Deaves

BARCLAYS BANK PLC